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[LASON LOGO]



Contact:      Leslie A. Stansbery
              Director, Investor Relations
              (248) 597-5800


         LASON ANNOUNCES SALE OF ESCROW SERVICES BUSINESS

TROY, Mich. - March 1, 2001 - Lason, Inc. (OTCBB: LSON) today announced the sale of the assets of its Fort Knox Escrow Services, Inc. subsidiary to DSI Technology Escrow Services Inc., an Iron Mountain Company (NYSE: IRM). Terms of the sale were not disclosed.

         "The sale of the assets of the Fort Knox subsidiary is a significant asset sale for Lason and is part of our strategy to divest non-core assets and simplify operations," stated Ronald D. Risher, Executive Vice President and Chief Financial Officer of Lason, Inc. "The sale proceeds will be used to reduce Lason's debt and strengthen our working capital position. We remain in discussions with a number of interested parties regarding the sale of other non-core assets while actively focused on building our core business operations."

         Fort Knox Escrow Services provides technical and intellectual property escrow services. The Company is located in Atlanta, Georgia.

ABOUT THE COMPANY

LASON (www.lason.com) is a leading provider of integrated information management services, transforming data into effective business communication, through capturing, transforming and activating critical documents. LASON has operations in the United States, Canada, Mexico, India, Mauritius and the Caribbean. The company currently has over 85 multi-functional imaging centers and operates over 60 facility management sites located on customers' premises.

This press release, other than historical financial information, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward looking statements are: (i) that the information is of a preliminary nature and may be subject to further adjustment, (ii) variations in quarterly results, (iii) the assimilation of acquisitions, (iv) the management of the Company's growth and expansion, (v) dependence on major customers, dependence on key personnel, (vi) development by competitors of new or superior products or services, or entry into the market of new competitors, (vii) fluctuations in paper prices, (viii) reliability of the Company's data, (ix) volatility of the Company's stock price,
(x) changes in the business services outsourcing industry, (xi) significance of intangible assets, (xii) changes related to compensatory stock options, (xiii) management's ability to successfully complete its restructuring and repositioning initiatives, (xiv) any financial and legal effect of the class action litigation, and (xv) other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

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